Exhibit 10.2

May 1, 2003

Dr. Shelley A. Harrison
5 Norma Lane
Dix Hills, NY 11746

Dear Dr. Harrison:

Confirming your discussions with Tony Caputo and Carole Argo, I am pleased to offer you part-time employment beginning May 1, 2003, assisting SafeNet with Strategic Business Development. This position will report to Tony Caputo, President and Chief Executive Officer.

Your compensation will consist of a base salary equivalent to $135,000 on an annualized basis (paid at $5,192.31 in bi-weekly increments), with the proper deductions made for all required state and federal withholdings.

There will also be a recommendation made to the Board of Directors for the granting of an option to purchase 50,000 shares of SafeNet stock under the Company's Stock Option Plan. These shares shall be vested on the grant date and are non-forfeitable.

A Company Handbook will be provided to you on your first day of employment with the Company.

Your employment with SafeNet is an at-will relationship, meaning either you or SafeNet may terminate the employment relationship at any time, with or without notice, and with or without cause.

By your signature below, you agree, on behalf of yourself and Harrison Enterprises, Inc., a corporation wholly-owned by you, that this letter agreement replaces and supersedes that certain Consulting Agreement dated as of May 1, 2003 between Harrison Enterprises, Inc. and SafeNet (the "Consulting Agreement"), which Consulting Agreement is hereby terminated in its entirety and shall have no further force and effect.

If the foregoing confirms our understanding, please sign and return the enclosed copy of this letter. I am looking forward to working with you and hope that your employment relationship with SafeNet will be a rewarding experience.

Sincerely,

/s/ Jerry A. Murray

Jerry A. Murray
Corporate Director of Finance and Administration

I accept and agree to the terms and conditions of employment as set forth in this letter.

SIGNED:	/s/ Shelley A. Harrison	DATED:	May 1, 2003